Exhibit 5.1

Our File No.: 4217.106.sop July 7, 2023

enCore Energy Corp.

101 N. Shoreline Blvd, Suite 450

Corpus Christi, TX 78401

Dear Sirs and Mesdames:

Re:	enCore Energy Corp. Registration Statement on Form S-8

We have acted as securities counsel to enCore Energy Corp. (the “Company”), a British Columbia corporation, in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) filed with the U.S. Securities and Exchange Commission on or about July 7, 2023. The Registration Statement registers 14,350,519 common shares (the “Plan Shares”) of the Company, issuable under Company’s Stock Option Plan dated November 30, 2021 (the “Plan”). The Registration Statement contains a reoffer prospectus (the "Reoffer Prospectus") pursuant to which certain of the Company's current and former directors and officers may reoffer and resell 7,760,612 Plan Shares previously issued and underlying awards previously granted under the Plan.

The opinions expressed herein relate only to the laws of British Columbia and the federal laws of Canada applicable therein, and we express no opinion as to any laws other than the laws of British Columbia and the federal laws of Canada applicable therein as such laws exist and are construed as of the date hereof (the "Effective Date"). Our opinion does not take into account any proposed rules or legislative changes that may come into force following the Effective Date and we disclaim any obligation or undertaking to update our opinion or advise any person of any change in law or fact that may come to our attention after the Effective Date.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement; (b) the Company’s Articles of Incorporation; (c) the Company’s Notice of Articles; (d) the Plan; (e) certain records of the Company’s corporate proceedings as reflected in its minute books; and (f) such statutes, records, agreements, certificates and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies thereof, and the truthfulness of the statements and representations contained therein. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that the Plan Shares, when issued pursuant to the terms of the Plan, and assuming full payment therefor, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to all references to this firm included in or made a part of the Registration Statement.

This opinion is limited to the matters stated herein, and no opinion or belief is implied or should be inferred beyond the matters expressly stated herein. This opinion is for the benefit of the addressee in connection with the transaction to which it relates, and may not be relied upon, used, or quoted from or referred to in any other documents, by any other person or for any other purpose without our express written consent.

Yours truly,

MORTON LAW LLP

/s/ MORTON LAW LLP

Suite 1200 – 750 West Pender Street, Vancouver, B.C. V6C 2T8 ● Website: www.mortonlaw.ca
Telephone: 604.681.1194 ● Facsimile: 604.681.9652